Exhibit 99.1

NGAS Resources, Inc.
120 Prosperous Place, Suite 201, Lexington, KY 40509		NEWS
FOR IMMEDIATE RELEASE		RELEASE
Contact:	Michael P. Windisch, CFO
Phone:	(859) 263-3948
Fax:	(859) 263-4228
E-mail:	ngas@ngas.com
NGAS RESOURCES ANNOUNCES PRICING OF
COMMON STOCK AND WARRANT OFFERING
Lexington, Kentucky—August 6, 2009—NGAS Resources, Inc. (NASDAQ: NGAS) announced today that it has priced a registered direct public offering of 5.4 million units, at a price of $1.90 per unit, for proceeds of approximately $10.3 million before underwriting discounts and offering expenses. Each unit consists of one share of the company’s common stock and a warrant to buy 0.5 share of common stock. The warrants will be exercisable for four years, beginning six months after issuance, at $2.35 per common share. The transaction is expected to close on or about August 11, 2009, subject to customary closing conditions.
BMO Capital Markets Corp. is acting as sole underwriter for this offering.
The company intends to use the net proceeds from the offering to reduce its outstanding borrowings under its revolving credit facility. Completion of the offering will also enable the company to require the exercise of an option issued to Seminole Energy Services, LLC in July 2009 for the purchase of the company’s remaining 50% interest in its Appalachian gas gathering system for $22 million. The purchase price under the option will be payable by Seminole Energy $7.5 million upon closing and the balance over 30 months, with interest at 8% per annum.
William S. Daugherty, CEO of NGAS, commented “The capital raise and proceeds from the sale of our remaining Appalachian gas gathering assets will significantly improve the financial flexibility of the company.” Mr. Daugherty added, “This will enable us to continue growing the company.”
The units will be issued pursuant to the company’s existing shelf registration statement on Form S-3. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities in this offering. No sale of these units may be made in any jurisdiction in which the offer, solicitation or sale would be unlawful under the securities laws of that jurisdiction. The offering of units may be made only by means of a prospectus supplement. Copies of the final prospectus supplement and accompanying base prospectus relating to the offering, when available, may be obtained from the United States Securities and Exchange Commission’s website at http://www.sec.gov, or from BMO Capital Markets Corp., Attn: Prospectus Delivery Department, 3 Times Square, New York, New York 10036; Telephone: (212) 702-1969.
About NGAS Resources
NGAS Resources is an independent exploration and production company focused on unconventional natural gas basins in the United States that provide repeatable drilling opportunities, principally in the southern portion of the Appalachian Basin. Additional information, including the company’s most recent periodic reports and proxy statement, can be accessed on its website at www.ngas.com.
Forward Looking Statements
This release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act relating to matters such as anticipated operating and financial performance and prospects. Actual performance and prospects may differ materially from anticipated results due to economic conditions and other risks, uncertainties and circumstances partly or totally outside the control of the company, including risks of production variances from expectations, volatility of product prices, the level of capital expenditures required to fund drilling and the ability of the company to implement its business strategy. These and other risks are described in the company’s periodic reports filed with the United States Securities and Exchange Commission.